UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

AMERICAN STANDARD ENERGY CORP.
(Exact name of registrant as specified in its charter)

Delaware	20-2791397
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

4800 North Scottsdale Road Suite 1400 Scottsdale, Arizona	85251
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☑

Securities Act registration statement file number to which this form relates:  (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

This registration statement relates to the registration with the Securities and Exchange Commission of the common stock, par value $0.001 per share (the “Common Stock”), of American Standard Energy Corp. (the “Registrant”).  The Registrant’s authorized share capital consists of 70,000,000 shares of Common Stock, and 1,000,000 shares of $0.001 par value preferred stock. As of June 15, 2011, an aggregate of 37,326,447 shares of Common Stock and no shares of preferred stock were issued and outstanding.

The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the Registrant’s stockholders. The Registrant’s certificate of incorporation, as amended, and bylaws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Registrant’s board of directors out of funds legally available therefore. In the event of the Registrant’s liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in the Registrant’s assets remaining after payment of the Registrant’s liabilities. Holders of Common Stock have no preemptive, conversion or redemption rights.

Item 2. Exhibits.

The following exhibits are filed as a part of this registration statement and incorporated by reference to the prior filings as indicated:

Exhibit Number		Description
3.1	(a)	Articles of Incorporation [incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form SB-2 filed on April 3, 2006 (the “SB-2”)]
	(b)	Certificate of Amendment to Articles of Incorporation [incorporated by reference to Exhibit 3.1.1 to the SB-2]
	(c)	Certificate of Amendment to Articles of Incorporation *
3.2		Bylaws [incorporated by reference to Exhibit 3.2 to the SB-2]

* Filed herewith

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 5, 2011	AMERICAN STANDARD ENERGY CORP.

	By:	/s/ Scott Feldhacker
Scott Feldhacker
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number		Description
3.1	(a)	Articles of Incorporation [incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form SB-2 filed on April 3, 2006 (the “SB-2”)]
	(b)	Certificate of Amendment to Articles of Incorporation [incorporated by reference to Exhibit 3.1.1 to the SB-2]
	(c)	Certificate of Amendment to Articles of Incorporation *
3.2		Bylaws [incorporated by reference to Exhibit 3.2 to the SB-2]

* Filed herewith